UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2005

TALX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21465	43-0988805
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification Number)
Incorporation)

1850 Borman Court
St. Louis, Missouri 63146
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 214-7000

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 14, 2005, we entered into a $100 million secured second amended and restated loan agreement (the “Loan Agreement”) with LaSalle Bank National Association, as administrative agent and the other lenders party thereto (collectively, the “Lenders”). The new Loan Agreement allowed us to refinance $57,500,000 of outstanding term loans under Term Loans A and B and replaced our $15,000,000 revolving credit facility.

The Loan Agreement establishes a $100,000,000 revolving line of credit and provides for the issuance of letters of credit and swingline loans. Swingline loans are limited to $5,000,000 on a revolving basis. The total borrowing availability under the Loan Agreement may not exceed $100,000,000, but we can request that the Lenders increase their commitments by up to $25,000,000 to a maximum aggregate amount of $125,000,000 under specified circumstances, in which event the existing Lenders or new lenders may agree to provide us with such additional availability.

The proceeds of loans made under the Loan Agreement may be used solely to refinance loans outstanding under the previous loan agreement and for working capital, permitted capital expenditures, as the source for payment of our obligations with respect to letters of credit, to pay the transaction costs of the Loan Agreement, to finance permitted acquisitions meeting specified criteria, and to finance certain repurchases of our capital stock subject to specified limitations. The Loan Agreement is secured by pledges of our stock and membership interests in, and guarantees of, our subsidiaries and security interests in substantially all the assets of TALX and our subsidiaries.

Loans under the Loan Agreement mature on April 14, 2010, except that any letters of credit may extend beyond that date if the letter of credit lender approves and we provide sufficient collateral as security for such an extended loan. We may make prepayments on advances under the revolving credit facility without penalty, provided we give at least one business day’s notice, pay accrued interest and otherwise make the applicable Lenders whole.

Advances under the revolving credit facility bear interest at rates we select, including a base rate or the LIBOR rate plus an applicable margin. The base rate is a variable rate equal to the greater of the administrative agent’s prime rate or the federal funds rate plus 0.5%. The applicable margin for LIBOR rate loans will vary from 1.25% to 2.00%. Swingline loans will bear interest at the base rate. During the existence of an event of default, loans will bear additional interest of 2% per year.

We paid the Lenders an amendment fee equal to $50,000 on the effective date. We will also pay a facility fee, payable on a quarterly basis in the amount equal to 0.250% of unused portion of the revolving credit facility. If we utilize any letters of credit, we will need to pay a fronting fee equal to 0.125% of the face amount of each letter of credit, as well as a letter of credit fee equal to the aggregate undrawn amount of the letter of credit times the LIBOR margin in effect on the date the letter of credit is issued.

The Loan Agreement includes certain covenants, including, without limitation, restrictions on the use of proceeds of any loans, as described above. The Loan Agreement also requires compliance with certain financial covenants based on our minimum interest coverage (the ratio of EBIT minus dividends and income tax expense to interest expense), minimum EBITDA (as defined in the Loan Agreement and as adjusted for, among other things, approved acquisitions and our previously announced settlement with the SEC) and our ratio of total indebtedness to EBITDA (as so adjusted). The Loan Agreement also requires compliance with certain operating and other covenants which limit, without first obtaining written consent of the Lenders, among other things, the ability of TALX and our subsidiaries to incur additional debt (with specified exceptions), sales of assets, changes in our capital structure, affiliated transactions, acquisitions, and distributions to our shareholders. The Loan Agreement generally prohibits the payment of cash dividends, except for cash dividends not in excess of six cents per share per calendar quarter, up to a maximum of $7.5 million per fiscal year so long as we are not in default at the time of the declaration. The Loan Agreement also contains various representations and warranties, regarding, among others, compliance with material laws, the accuracy of financial statements and other information delivered to the Lenders and the absence of material changes.

In the event of a default under the Loan Agreement, the Lenders may terminate the commitments made under the Loan Agreement, declare amounts outstanding, including accrued interest and fees, payable immediately, and enforce any and all rights and interests.

With respect to the Lenders under the Loan Agreement, we have or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services.

Item 1.02 Termination of a Material Definitive Agreement.

On April 14, 2005, we terminated our existing amended and restated loan agreement, dated as of March 31, 2004, with LaSalle Bank National Association, as administrative agent and the lenders party thereto, as amended (the “Old Agreement”). Prior to its termination, in addition to the term loans that were refinanced with proceeds from the Loan Agreement, the Old Agreement would have allowed us to access a $15,000,000 revolving credit facility. Under the Old Agreement (which included both a revolver and term facilities) interest rates were based on LIBOR plus 1.75% to 3.75% or prime plus 0.0% to 0.25%, depending on leverage.

We replaced the Old Agreement in its entirety with the Loan Agreement described in Item 1.01 above, which increases our borrowing capacity. We incurred no material termination fees in connection with the amendment and restatement of our loan agreement.

Item 2.02 Results of Operations and Financial Condition.

On April 14, 2005, we issued a press release announcing that our operating results for the three months and year ended March 31, 2005 are expected to exceed earlier guidance for revenues and diluted earnings per share from continuing operations for the periods. We expect to announce final operating results for the three-month period and the year ended March 31, 2005 at the close of business on May 11, 2005. A copy of the press release is furnished with this report as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

The information in this Item 2.02 of this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information or exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information set forth above in Item 1.01 of this Current Report is incorporated by reference in response to this Item.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2005		TALX CORPORATION

	By:	/s/ L. Keith Graves

L. Keith Graves
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated April 14, 2005